                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. 19)*


                          KIMBALL INTERNATIONAL, INC.
                               (Name of Issuer)


                      CLASS A COMMON STOCK $ .05 PAR VALUE
                        (Title of Class of Securities)


                                 494274 20 2
                               (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                               Page 2a of 6

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arnold F. Habig Trusts (replaces information concerning Arnold F. Habig, who died on 3-29-99)

      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES               741,051
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                        - 0 -
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                      741,051

                          8 SHARED DISPOSITIVE POWER
                                 - 0 -


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           741,051

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.2%


12    TYPE OF REPORTING PERSON*
           OO


14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                               Page 2b of 6

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas L. Habig
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                 1,943
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    2,069,361
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                        1,943

                          8 SHARED DISPOSITIVE POWER
                             2,069,361


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,071,304


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          (X)

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           14.5%


12    TYPE OF REPORTING PERSON*
           IN

14    CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
      SCHEDULE IS FILED:

           X Rule 13d-1(d)

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                               Page 2c of 6

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John B. Habig
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES               490,053
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    2,058,488
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                      490,053

                          8 SHARED DISPOSITIVE POWER
                             2,058,488


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,548,541


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          (X)

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           17.8%


12    TYPE OF REPORTING PERSON*
           IN

14    CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
      SCHEDULE IS FILED:

           X Rule 13d-1(d)

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                               Page 2d of 6

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Douglas A. Habig
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES               624,948
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,988,286
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                      624,948

                          8 SHARED DISPOSITIVE POWER
                             1,988,286


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,613,234


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          (X)

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           18.3%


12    TYPE OF REPORTING PERSON*
           IN

14    CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
      SCHEDULE IS FILED:

           X Rule 13d-1(d)

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                                Page 3 of 6

Item 1(a)     Name of Issuer:

              Kimball International, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              1600 Royal Street
              Jasper, IN 47549


Item 2(a)     Name of Persons Filing this Statement:

              Arnold F. Habig Trusts
              Thomas L. Habig
              John B. Habig
              Douglas A. Habig

Item 2(b)     Address or Principal Business Office or, if none, Residence:

              1600 Royal Street
              Jasper, IN 47549


Item 2(c)     Citizenship:

              Each of the persons filing this statement is a citizen of the United States.


Item 2(d)     Title of Class of Securities:

              Class A Common Stock, $.05 Par Value


Item 2(e)     CUSIP Number:

              494274 20 2


Item 3        Not Applicable

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                                Page 4 of 6

Item 4        Ownership (See Notes A,B,C,D and E)
                                             (i)         (ii)          (iii)        (iv)

                                                        (A)(B)                     (A)(B)
                                            (A)(B)      &(C)          (A)(B)       &(C)
                     (A)(B)                 Sole        Shared        Sole         Shared
                     &(C)          (A)(B)   Power       Power         Power to     Power to
                     Amount        &(C)     to Vote     to Vote       Dispose or   Dispose or
                     Benefi-       Percent  or          or            Direct the   Direct the
                     cially        of       Direct      Direct        Disposi-     Disposi-
                     Owned         Class    the Vote    the Vote      tion of      tion of
                     ---------     -----    --------    ---------     -------      ---------
A.F. Habig Trusts      741,051      5.2%     741,051            0     741,051              0
Thomas L. Habig      2,071,304     14.5%       1,943    2,069,361       1,943      2,069,361
John B. Habig        2,548,541     17.8%     490,053    2,058,488     490,053      2,058,488
Douglas A. Habig     2,613,234     18.3%     624,948    1,988,286     624,948      1,988,286


Note A.  Does not include shares which may be deemed to be beneficially owned by the reporting persons' wife and, if applicable, minor children, as follows: 81,862 as to Thomas L.
         Habig; 134,693 shares as to John B. Habig; and 334,549 shares to Douglas A.
         Habig.

Note B.  Share of Class A Common Stock of Kimball International, Inc. Which pursuant to charter
         Provision is convertible into Class B Common Stock on a share-for-share basis at any time.

Note C.  Includes shares held in various trusts for which the reporting person, if applicable, serves as a co-trustee and shares held by a charitable foundation for which the reporting person serves as a director.  (See note in Item 6.)

Note D.  The persons filing this statement disclaim that they or any two of them constitute a group within the meaning of Rule 13d-5(b)(1).

Note E.  Each of the reporting persons disclaims beneficial ownership of any shares listed above of which we would not, but for Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be the beneficial owner.



Item 5.  Not applicable.

Item 6.  Ownership of more than five percent on behalf of another person.

         See Note C to Item 4 above. The trusts referred to therein include as to Thomas L. Habig, John B. Habig and Douglas A. Habig, trusts for the benefit of Arnold F. Habig Estate owning 741,051 shares and other trusts for the benefit of an adult sister. Also included in the totals are shareholdings of a charitable foundation.

Item 7.  Not Applicable
Item 8.  Not Applicable
Item 9.  Not Applicable
Item 10. Not Applicable

                                 SCHEDULE 13G

                                  SIGNATURE

CUSIP No. 494274 20 2                                                Page 5 of 6

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




January 28, 2000



Thomas L. Habig, Trustee
THOMAS L. HABIG, TRUSTEE
ARNOLD F. HABIG TRUSTS














Exhibits

Attached hereto as Exhibit A are agreements from each of the persons filing this statement, other than the above signature, that this statement is filed on behalf of each of them.


Attention:  Intentional mis-statements or omissions of fact constitute Federal
            Criminal Violations (See 18 U.S.C. 1001).

                                                                 Exhibit A

                                  SIGNATURE

CUSIP No. 494274 20 2                                                Page 6 of 6

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned hereby agree that Schedule 13G, to which this instrument is an exhibit, is filed on behalf of each of the undersigned.



January 28, 2000



Thomas L. Habig
THOMAS L. HABIG



January 28, 2000



John B. Habig
JOHN B. HABIG



January 28, 2000



Douglas A. Habig
DOUGLAS A. HABIG